EXHIBIT 99.1

The Joint Corp. Reports Third Quarter 2021 Financial Results

- Grows Revenue 36%, System-wide Sales 37%, and System-wide Comp Sales 27%, Compared to Q3 2020 -
- Sold 44 Franchise Licenses, Compared to 30 in Q3 2020 -
- Opened 33 Clinics, Including 5 Greenfields, Bringing the Total Corporate Count to 83 at Quarter End -
- Raised 2021 Guidance on Franchise Openings, Revenue and Adjusted EBITDA -

SCOTTSDALE, Ariz., Nov. 04, 2021 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager, and franchisor of chiropractic clinics, reported its financial results for the quarter ended September 30, 2021.

Financial Highlights: Q3 2021 Compared to Q3 2020

  Grew revenue 36% to $21.0 million.
  Increased system-wide sales1 by 37%, to $93.4 million.
  Reported system-wide comp sales2 increase of 27%.
  Posted operating income of $1.3 million, compared to $1.7 million.
  Recorded net income of $1.9 million, compared to $1.6 million.
  Reported Adjusted EBITDA of $3.3 million, compared to $2.6 million.

Q3 2021 Operating Highlights

  Sold 44 franchise licenses, compared to 30 in Q3 2020.
  Increased total clinics to 666 at September 30, 2021, 583 franchised and 83 company-owned or managed, up from 633 at June 30, 2021.
    Opened 28 new franchised clinics, compared to 21 opened and 1 closed during Q3 2020.
    Opened 5 greenfield clinics, compared to one in Q3 2020.
  Subsequent to quarter end, opened one greenfield and acquired 4 previously franchised clinics, bringing the total company-owned or managed clinics to 88 as of November 1, 2021.

“Our momentum continued in the third quarter, as we executed on our long-standing strategy to build The Joint brand by opening franchised and corporate owned or managed clinics in retail settings,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “By quarter end, we expanded our total clinic count to 666, keeping us on track to achieve our goal of 1,000 clinics in operation by the end of 2023.

“Meanwhile, our growth indicators continue to accelerate. According to ChiroEconomics research3, an average clinic of The Joint financially outperforms the average solo practitioner, attracting more franchisees into our brand. For the nine-month period, we sold 132 franchise licenses, up from 65 in the same period last year. At quarter end, we had 295 franchise licenses in active development, compared to 218 at September 30, 2020. In addition, in 2020, 484,000 new patients, over a quarter of whom are new to chiropractic care, visited The Joint, which is expanding the overall chiropractic market as well as increasing our market share. These trends are fueling our national footprint expansion and our confidence in our ability to drive long-term growth and stakeholder value.”

1 System-wide sales include sales at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the sales from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.
3 Compares performance of The Joint clinics in 2020 as reported in the company’s 2021 Franchise Disclosure Document against data from ChiroEconomics’ 2020 and 2021 Salary & Expense Surveys for solo practitioners.

Financial Results for the Three Months Ended September 30: 2021 Compared to 2020

Revenue was $21.0 million in the third quarter of 2021, compared to $15.4 million in the third quarter of 2020. The increase reflected a greater number of franchised and corporate clinics and continued organic growth. Cost of revenue was $2.3 million, compared to $1.7 million in the third quarter of 2020, reflecting the increase in franchised clinics and the associated higher regional developer royalties and commissions, as well as higher website hosting costs related to the new IT platform, Axis, which went live in July 2021.

Selling and marketing expenses were $2.9 million, up 56%, driven by an increase in advertising fund expenditures from a larger franchise base and the timing of the national marketing fund spend as well as an increase in local marketing expenditures by the company-owned or managed clinics.

Depreciation and amortization expenses increased for the third quarter of 2021, as compared to the prior year period, primarily due to the amortization of reacquired development rights in December 2020 and January 2021, the amortization of intangibles related to the 2021 clinic acquisitions, and the depreciation expenses associated with the Axis IT platform.

General and administrative expenses were $12.8 million, compared to $9.4 million in the third quarter of 2020. The increase was primarily due to an increase in payroll to remain competitive in the tight labor market, professional fees, and IT expenses to support continued clinic count and revenue growth.

Operating income was $1.3 million, including the impact of the depreciation and amortization from reacquired development rights, clinic acquisitions or greenfield development. This compares to $1.7 million in the third quarter of 2020. Income tax benefit was $614,000, compared to an expense of $76,000 in the third quarter of 2020. The income tax benefit was primarily driven by excess tax benefits from the exercise of stock options. Net income was $1.9 million, or $0.13 per diluted share, compared to $1.6 million, or $0.11 per diluted share, in the third quarter of 2020.

Adjusted EBITDA was $3.3 million, compared to $2.6 million in the third quarter of 2020. The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income before net interest, tax expense, depreciation, and amortization expenses.

Financial Results for the Nine Months Ended September 30: 2021 Compared to 2020

Revenue was $58.8 million for the first nine months of 2021, compared to $41.6 million in the prior year period. Operating income and net income were $5.3 million and $6.9 million, compared to $2.7 million and $2.5 million in the prior year period, respectively. Adjusted EBITDA was $10.5 million, compared to $5.4 million in the prior year period.

Balance Sheet Liquidity

Unrestricted cash was $19.5 million at September 30, 2021, compared to $20.6 million at December 31, 2020. The change reflects net cash provided by operating activities of $12.5 million offset by $11.2 million of investing activities consisting of acquisitions, greenfield developments, and IT capital expenditures, as well as the $2.0 million of net cash used in financing activities primarily driven by the repayment of the Paycheck Protection Program loan in March 2021.

Raised 2021 Guidance

Management increased 2021 guidance for franchise openings, revenue, and Adjusted EBITDA.

  Revenue is now expected to be between $80.0 million and $81.0 million, up from the August 5, 2021 guidance of between $77.0 million and $79.0 million. The updated mid-point reflects a 37% increase compared to $58.7 million in 2020.
  Adjusted EBITDA is now expected to be between $13.0 million and $14.0 million, up from prior guidance of between $12.5 million and $13.5 million. The updated mid-point reflects a 48% increase compared to $9.1 million in 2020.
  The expected number of franchised clinic openings has increased to be between 105 and 115, up from prior guidance of 90 and 110. The updated mid-point reflects a 57% increase compared to 70 in 2020.
  The expected number of company-owned or managed clinic increases, through a combination of both greenfields and buybacks, remains between 25 and 35; the mid-point is 7.5 times greater than the 4 opened in 2020.

Conference Call
The Joint Corp. management will host a conference call at 5 p.m. ET on Thursday, November 4, 2021, to discuss the third quarter 2021 results. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 765-507-2604 or 844-464-3931 and referencing code 3834499 approximately 15 minutes prior to the start time.

The accompanying slide presentation will be in the IR section of the website under Presentations and in Events. A live webcast of the conference call will also be available on the IR section of the company’s website at https://ir.thejoint.com/events. An audio replay will be available two hours after the conclusion of the call through November 11, 2021. The replay can be accessed by dialing 404-537-3406 or 855-859-2056. The passcode for the replay is 3834499.

Non-GAAP Financial Information
This release includes a presentation of non-GAAP financial measures. System-wide sales include sales at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the sales from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of net income/(loss) to EBITDA and Adjusted EBITDA is presented in the table below. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income before net interest, tax expense, depreciation, and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the continuing impact of the COVID-19 outbreak on the economy and our operations (including temporary clinic closures, shortened business hours and reduced patient demand), our failure to develop or acquire company-owned or managed clinics as rapidly as we intend, our failure to profitably operate company-owned or managed clinics, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage, short-selling strategies and negative opinions posted on the internet which could drive down the market price of our common stock and result in class action lawsuits, and the other factors described in “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2020, as updated or revised for any material changes described in any subsequently-filed Quarterly Reports on Form 10-Q or other SEC filings. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, the company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 600 locations nationwide and over eight million patient visits annually, The Joint is a key leader in the chiropractic industry. Named on Franchise Times “Top 200+ Franchises” and Entrepreneur’s “Franchise 500®” lists, The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

– Financial Tables Follow –

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2021	December 31, 2020
ASSETS	(unaudited)	(as revised)
Current assets:
Cash and cash equivalents	$19,542,685	$20,554,258
Restricted cash	449,597	265,371
Accounts receivable, net	2,920,363	1,850,499
Deferred franchise and regional development costs, current portion	992,124	897,551
Prepaid expenses and other current assets	1,552,946	1,566,025
Total current assets	25,457,715	25,133,704
Property and equipment, net	13,353,986	8,747,369
Operating lease right-of-use asset	15,903,649	11,581,435
Deferred franchise and regional development costs, net of current portion	5,387,147	4,340,756
Intangible assets, net	5,280,024	2,865,006
Goodwill	5,085,202	4,625,604
Deferred tax assets	9,997,313	8,088,073
Deposits and other assets	513,862	431,336
Total assets	$80,978,898	$65,813,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,788,446	$1,561,648
Accrued expenses	935,087	770,221
Co-op funds liability	449,597	248,468
Payroll liabilities	4,105,821	2,776,036
Debt under the Credit Agreement	2,000,000	—
Operating lease liability, current portion	3,874,451	2,918,140
Finance lease liability, current portion	64,944	70,507
Deferred franchise and regional developer fee revenue, current portion	3,198,750	3,000,369
Deferred revenue from company clinics ($3.1 million and $2.6 million attributable to VIEs as of September 30, 2021, and December 31, 2020)	4,637,740	4,201,548
Debt under the Paycheck Protection Program	—	2,727,970
Other current liabilities	404,901	707,085
Total current liabilities	21,459,737	18,981,992
Operating lease liability, net of current portion	14,977,426	10,632,672
Finance lease liability, net of current portion	93,887	132,469
Debt under the Credit Agreement	—	2,000,000
Deferred franchise and regional developer fee revenue, net of current portion	15,349,878	13,503,745
Other liabilities	27,231	27,230
Total liabilities	51,908,159	45,278,108
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 14,444,982 shares issued and 14,413,339 shares outstanding as of September 30, 2021 and 14,174,237 shares issued and 14,157,070 outstanding as of December 31, 2020	14,444	14,174
Additional paid-in capital	43,657,273	41,350,001
Treasury stock 31,643 shares as of September 30, 2021 and 17,167 shares as of December 31, 2020, at cost	(850,839)	(143,111)
Accumulated deficit	(13,775,139)	(20,685,989)
Total The Joint Corp. stockholders' equity	29,045,739	20,535,075
Non-controlling Interest	25,000	100
Total equity	29,070,739	20,535,175
Total liabilities and stockholders' equity	$80,978,898	$65,813,283

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Revenues from company-owned or managed clinics	$11,634,009	$8,403,844	$32,537,942	$22,554,946
Royalty fees	5,714,637	4,170,692	15,816,500	11,157,575
Franchise fees	648,598	519,131	1,967,680	1,555,846
Advertising fund revenue	1,627,693	1,187,666	4,521,342	3,176,080
Software fees	840,969	688,046	2,387,543	1,964,968
Regional developer fees	209,651	222,908	642,041	643,974
Other revenues	316,064	218,266	885,335	591,443
Total revenues	20,991,621	15,410,553	58,758,383	41,644,832
Cost of revenues:
Franchise and regional development cost of revenues	1,907,874	1,588,707	5,319,278	4,281,389
IT cost of revenues	392,248	123,539	784,698	284,653
Total cost of revenues	2,300,122	1,712,246	6,103,976	4,566,042
Selling and marketing expenses	2,881,575	1,845,601	8,503,617	5,684,556
Depreciation and amortization	1,662,255	714,288	4,275,140	2,061,937
General and administrative expenses	12,812,331	9,433,062	34,513,378	26,668,420
Total selling, general and administrative expenses	17,356,161	11,992,951	47,292,135	34,414,913
Net (gain) loss on disposition or impairment	(3,540)	—	16,967	(53,413)
Income from operations	1,338,878	1,705,356	5,345,305	2,717,290
Other expense, net	(16,139)	(25,667)	(54,050)	(55,248)
Income before income tax (benefit) expense	1,322,739	1,679,689	5,291,255	2,662,042
Income tax (benefit) expense	(614,356)	75,730	(1,644,496)	127,551
Net income	$1,937,095	$1,603,959	$6,935,751	$2,534,491
Earnings per share:
Basic earnings per share	$0.13	$0.11	$0.49	$0.18
Diluted earnings per share	$0.13	$0.11	$0.46	$0.17
Basic weighted average shares	14,388,905	14,033,535	14,286,818	13,968,635
Diluted weighted average shares	14,970,328	14,593,107	14,931,759	14,523,329

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$6,935,751	$2,534,491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,275,140	2,061,937
Net loss on disposition or impairment (non-cash portion)	109,871	1,193
Net franchise fees recognized upon termination of franchise agreements	(98,196)	(54,174)
Deferred income taxes	(1,909,241)	(17,022)
Stock based compensation expense	826,908	678,706
Changes in operating assets and liabilities:
Accounts receivable	(1,069,864)	831,401
Prepaid expenses and other current assets	13,079	200,919
Deferred franchise costs	(1,245,049)	(247,127)
Deposits and other assets	(95,176)	(4,602)
Accounts payable	(49,415)	(379,342)
Accrued expenses	164,866	677,308
Payroll liabilities	1,329,785	(259,620)
Deferred revenue	2,410,202	417,221
Other liabilities	852,926	466,156
Net cash provided by operating activities	12,451,587	6,907,445

Cash flows from investing activities:
Acquisition of AZ clinics	(1,925,000)	—
Acquisition of NC clinics	(2,568,028)	—
Purchase of property and equipment	(5,382,857)	(2,344,344)
Reacquisition and termination of regional developer rights	(1,388,700)	—
Payments received on notes receivable	—	118,398
Net cash used in investing activities	(11,264,585)	(2,225,946)

Cash flows from financing activities:
Payments of finance lease obligation	(59,285)	(40,168)
Purchases of treasury stock under employee stock plans	(707,728)	(4,262)
Proceeds from exercise of stock options	1,480,634	491,658
Proceeds from the Credit Agreement, net of related fees	—	1,947,352
Proceeds from the Paycheck Protection Program	—	2,727,970
Repayment of debt under the Paycheck Protection Program	(2,727,970)	—
Net cash (used in) provided by financing activities	(2,014,349)	5,122,550

(Decrease) increase in cash, cash equivalents and restricted cash	(827,347)	9,804,049
Cash, cash equivalents and restricted cash, beginning of period	20,819,629	8,641,877
Cash, cash equivalents and restricted cash, end of period	$19,992,282	$18,445,926

Reconciliation of cash, cash equivalents and restricted cash:	September 30, 2021	September 30, 2020
Cash and cash equivalents	$19,542,685	$18,305,526
Restricted cash	449,597	140,400
	$19,992,282	$18,445,926

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
RECONCILIATION FOR GAAP TO NON-GAAP
(unaudited)

(unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,

	2021	2020	2021	2020
Non-GAAP Financial Data:
Net income	$1,937,095	$1,603,959	$6,935,751	$2,534,491
Net interest expense	16,139	25,668	54,050	55,248
Depreciation and amortization expense	1,662,255	714,288	4,275,140	2,061,937
Income tax (benefit) expense	(614,356)	75,730	(1,644,496)	127,551
EBITDA	3,001,133	2,419,645	9,620,445	4,779,227
Stock compensation expense	296,850	212,234	826,908	678,706
Acquisition related expenses	3,000	—	48,346	—
(Gain) loss on disposition or impairment	(3,540)	—	16,967	(53,413)
Adjusted EBITDA	$3,297,443	$2,631,879	$10,512,666	$5,404,520